Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
GUESS ?, INC.,
a Delaware corporation

Guess ?, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the original Certificate of Incorporation of Guess ?, Inc. (the “Corporation”) was filed with the Secretary of State of Delaware on August 3, 1993. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 31, 1996 (as amended by a Certificate of Amendment filed with the Secretary of State of Delaware on June 24, 2021, the “Restated Certificate”).

SECOND: That the Board of Directors of the Corporation duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, resolutions setting forth an amendment to the Restated Certificate and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The Restated Certificate is hereby amended by deleting the text of Article V in its entirety and substituting the following therefor:

“Indemnification and Advancement

SECTION 5.1. Indemnification. (a) To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party to, is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except as provided in subsection (i) of this Article V with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party to, is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action or suit is alleged action in an official capacity as a director or officer, or in any other capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such indemnitee in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsections (a) and (b) of this Section 5.1, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)Any indemnification under subsections (a) and (b) of this Section 5.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination (i) by a majority vote of directors who are not parties to such action, suit or proceeding even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

(e)Expenses (including attorneys’ fees) incurred by a present or former officer or director of the Corporation in defending any proceeding referred to in subsections (a) and (b) of this Section 5.1 shall be paid by the Corporation in advance of the final disposition of such proceeding upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise. To the fullest extent permitted by law, the Corporation may grant rights to advancement of expenses to any other person.

(f)The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, this Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g)The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

(h)For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article V.

(i)If a claim under subsections (a), (b), (c) or (e) of this Article V is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.

(j)The indemnification and advancement of expenses provided by this Article V shall be contract rights and such rights shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)No amendment or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall apply to or have any effect upon any right to indemnification or advancement provided hereunder with respect to acts or omissions occurring or having allegedly occurred prior to such amendment or repeal.

(l)For purposes of this Restated Certificate of Incorporation, “officer” shall mean only a person who at the time of the relevant act or omission is deemed to have consented to service by the delivery of process to the registered agent of the Corporation pursuant to 3114 of Title 10 of the Delaware Code (treating residents of Delaware as if they were nonresidents to apply 3114(b) of Title 10 of the Delaware Code to this sentence).”

FOURTH: The Restated Certificate is hereby amended by deleting the text of Article VII in its entirety and substituting the following therefor:

“Liability of Directors and Officers

SECTION 7.1. Liability of Directors and Officers. (a) A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for directors under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) in the case of an officer, for any action by or in the right of the Corporation. If the DGCL is amended after the effectiveness of the filing of this Restated Certificate of Incorporation with the Delaware Secretary of State to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b)For purposes of this Article VII, “officer” shall have the meaning set forth in Article V, Section 5.1(l).

(c)Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.”

FIFTH: Except as modified hereby, the Restated Certificate shall remain in full force and effect.

[Signature Page Follows]

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of June 3, 2024.
Guess ?, Inc.

/s/ Carlos Alberini
Carlos Alberini
Chief Executive Officer